Exhibit 10.1
COUNTRYWIDE FINANCIAL CORPORATION
SUPPLEMENTAL SAVINGS AND INVESTMENT
DEFERRED COMPENSATION PLAN
Effective February 1, 2006

COUNTRYWIDE FINANCIAL CORPORATION SUPPLEMENTAL SAVINGS AND
INVESTMENT
DEFERRED COMPENSATION PLAN

i

COUNTRYWIDE FINANCIAL CORPORATION SUPPLEMENTAL SAVINGS AND
INVESTMENT
DEFERRED COMPENSATION PLAN
     THIS INDENTURE is made on the 30th day of December, 2005, by COUNTRYWIDE FINANCIAL CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Primary Sponsor”).
W I T N E S S E T H:
     WHEREAS, Countrywide Financial Corporation desires to establish an unfunded deferred compensation plan, generally effective as of February 1, 2006, which provides supplemental retirement income benefits for a select group of management or highly compensated employees through deferrals of salary, bonuses and commissions, and through discretionary employer contributions under such plan.
     NOW, THEREFORE, the Primary Sponsor does hereby establish and adopt the Countrywide Financial Corporation Supplemental Savings and Investment Deferred Compensation Plan, effective February 1, 2006, to read as follows:
SECTION 1
DEFINITIONS
     Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following words and phrases shall, when used herein, have the meanings set forth below:
     1.1 “Account” means the bookkeeping accounts established and maintained by the Plan Administrator to reflect the interest of a Participant under the Plan and shall include the following:
     (a) “Employee Deferred Account” which shall reflect a Participant’s interest in contributions credited to a Participant pursuant to Section 3, as adjusted pursuant to Section 5.
     (b) “Employer Contribution Account” which shall reflect a Participant’s interest in contributions credited to a Participant pursuant to Section 4, as adjusted pursuant to Section 5.
     1.2 “Affiliate” means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is a Plan Sponsor, (b) any other trade or business (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with a Plan Sponsor, (c) any other corporation, partnership or other organization which is a member of an affiliated service group (within the meaning of Code Section 414(m)) with a Plan Sponsor, (d) any other entity required to be aggregated with a Plan

Sponsor pursuant to regulations under Code Section 414(o); and (e) any other entity formally designated as an “Affiliate” by the Primary Sponsor.
     1.3 “Beneficiary” means the person or trust that a Participant designated most recently in writing to the Plan Administrator; provided, however, that if the Participant has failed to make a designation, no person designated is alive, no trust has been established, or no successor Beneficiary has been designated who is alive, the “Beneficiary” means (a) the Participant’s spouse; or (b) if no spouse is alive, the legal representative of the deceased Participant’s estate. Changes in designations of Beneficiaries may be made upon written notice to the Plan Administrator in such form as the Plan Administrator may prescribe.
     1.4 “Bonus” means that portion of Compensation consisting of any cash incentive or other cash compensation which is specifically classified as a bonus payment by the Plan Sponsor as eligible for deferral under the Plan and is awarded by the Plan Sponsor to a Participant based on performance or an incentive as remuneration in addition to the Participant’s Salary. For purposes of the Plan, Bonuses shall be determined without regard to any reductions (a) for any salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code; or (b) pursuant to any deferral election in accordance with Section 3 or any other plan of deferred compensation maintained by the Plan Sponsor or an Affiliate.
     1.5 “Board of Directors” means the Board of Directors of the Primary Sponsor.
     1.6 “Code” means the Internal Revenue Code of 1986, as amended, and all relevant regulations and rulings pertaining to the particular provision(s) of the Code referenced herein.
     1.7 “Commissions” means that portion of Compensation consisting of amounts payable as commissions, as designated by the Plan Sponsor, payable to a Participant by the Plan Sponsor. For purposes of the Plan, Commissions shall be determined without regard to any reductions (a) for any salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code; or (b) pursuant to any deferral election in accordance with Section 3 or any other plan of deferred compensation maintained by the Plan Sponsor or an Affiliate.
     1.8 “Compensation” means “Compensation,” as that term is defined under the Countrywide Financial Corporation 401(k) Savings and Investment Plan, as that provision or any successor provision may be amended from time to time, but without regard to the de minimis testing provisions under Treasury Regulations Section 1.414(s)-1(d)(3), plus any Deferral Amounts credited to a Participant during the Plan Year.
     1.9 “Deferral Amount” means an amount credited to the Employee Deferred Account of a Participant at the election of a Participant pursuant to Section 3.
     1.10 “Disability” shall mean a permanent and total disability such that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, as determined in accordance with the group disability plan of the Plan Sponsor.

In addition, a Participant will be deemed to be subject to a Disability if the Participant is determined to be totally disabled by the U.S. Social Security Administration.
     1.11 “Effective Date” means, as to the Primary Sponsor and each Plan Sponsor that is, as of the Effective Date, a wholly-owned subsidiary (directly or indirectly) of the Primary Sponsor, February 1, 2006, and as to each other Plan Sponsor which adopts the Plan effective as of any date subsequent to February 1, 2006, the date designated as such by the adopting Plan Sponsor.
     1.12 “Eligible Employee” shall mean any Employee who is (a) employed by the Plan Sponsor, (b) determined by the Plan Administrator in its sole discretion to be a member of a select group of management or highly compensated employees of that Plan Sponsor within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and any regulations relating thereto, and (c) designated by the Plan Administrator, in its sole discretion, to be eligible to participate in the Plan. No person who is initially classified by a Plan Sponsor as an independent contractor for federal income tax purposes shall be regarded as an Eligible Employee for that period, regardless of any subsequent determination that any such person should have been characterized as a common law employee of the Plan Sponsor for the period in question.
     1.13 “Employee” means any person who is employed by a Plan Sponsor for purposes of the Federal Insurance Contributions Act.
     1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.15 “Initial Election Deadline” refers to the deferral election deadline applicable to an Eligible Employee when he or she first becomes a Participant and shall mean (a) December 31, 2005 if the Eligible Employee becomes a Participant on or prior to February 1, 2006, or (b) if the Employee is not an Eligible Employee as of February 1, 2006, the earlier of (i) the thirtieth (30th) day following the date he or she is designated by the Plan Administrator as a Participant, or (ii) December 31 of the Plan Year in which the Eligible Employee is designated as a Participant. Notwithstanding the foregoing, the Initial Election Deadline shall be December 31 of the Plan Year in which the Eligible Employee is designated as a Participant if the Participant, at the time of such designation, is a participant in any other plan of deferred compensation maintained by the Plan Sponsor or any Affiliate.
     1.16 “Investment Fund” means such investment vehicles as may be established by the Plan Administrator for the investment of Accounts.
     1.17 “Participant” means any Eligible Employee or former Eligible Employee who has become a participant in the Plan pursuant to Section 2, for so long as his or her benefits hereunder have not been paid out.
     1.18 “Payment Eligibility Date” shall mean (a) with respect to a Participant who is not a Specified Employee, the first day following the Participant’s Termination of Employment, or (b) with respect to a Participant who is a Specified Employee, the first day of the seventh month following the Participant’s Termination of Employment, except in the case of a Termination of

Employment due to Disability, in which case it is the first day following the Participant’s Termination of Employment.
     1.19 “Performance-based Bonus” means a Bonus with respect to which the amount of, or the entitlement to, the Bonus is contingent upon the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) months that are established in writing by no later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Such pre-established organizational or individual performance criteria may include subjective performance criteria that relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit (including the Primary Sponsor and all Affiliates) for which the Participant provides services.
     1.20 “Plan” means the Countrywide Financial Corporation Supplemental Savings and Investment Deferred Compensation Plan, as amended from time to time.
     1.21 “Plan Administrator” means the organization or person designated by the Primary Sponsor to administer the Plan or, in the absence of any such designation, the Countrywide Financial Corporation Administrative Committee for Employee Benefit Plans.
     1.22 “Plan Sponsor” means individually the Primary Sponsor, each Affiliate that is wholly-owned subsidiary, either directly or indirectly, of the Primary Sponsor and any other Affiliate or other entity which may subsequently adopt the Plan.
     1.23 “Plan Year” means the calendar year.
     1.24 “Retirement” means a Participant’s Termination of Employment on or after attaining at least age 65.
     1.25 “Salary” shall mean the Participant’s Compensation, exclusive of Bonuses and Commissions.
     1.26 “Specified Employee” shall mean a Participant who is a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Plan Sponsor (or an entity which is considered to be single employer with the Plan Sponsor under Code Section 414(b) or 414(c)) at any time during the twelve (12) month period ending on December 31. Notwithstanding the foregoing, a Participant who is a key employee determined under the preceding sentence will be deemed to be a Specified Employee solely for the period of April 1 through March 31 following such December 31 or as otherwise required by the Code Section 409A.
     1.27 “Termination of Employment” means a Participant’s termination of employment, for any reason, from the Plan Sponsor and all Affiliates. Notwithstanding the foregoing, an event shall not be deemed to be a Termination of Employment if it would not qualify as a “separation from service” pursuant to Code Section 409A. For all purposes under the Plan, a

Participant shall not be considered to have experienced a Termination of Employment if the Participant remains employed by an Affiliate. However, if the Participant is employed by an entity which is a member of a group described in the preceding sentence and such entity ceases to be a member of such group as a result of a sale or other reorganization, such sale or other reorganization shall be treated as a Termination of Employment unless immediately following such event and without any break in employment the Participant is employed by a Plan Sponsor or Affiliate.
     1.28 “Trust” means the grantor trust that may be maintained by the Primary Sponsor as a source for the payment of benefit obligations under the Plan.
     1.29 “Trustee” means the trustee under the Trust.
     1.30 “Valuation Date” means each regular business day of the entity maintaining the investments in which the Investment Funds are invested.
SECTION 2
ELIGIBILITY
     2.1 Each Eligible Employee shall become a Participant as of the date designated by the Plan Administrator. A designation of eligibility by a Plan Sponsor shall be by means of a written or electronic communication to an Eligible Employee.
     2.2 A Participant who ceases to be an Eligible Employee will no longer be eligible to make further deferrals under the Plan pursuant to Section 3; provided, however, that in any such circumstance, further deferrals by the Participant under Section 3 shall continue for as long as necessary to preserve the irrevocability of the election under Code Section 409A. A Participant who ceases to be an Eligible Employee shall continue to be subject to all other terms of the Plan so long as he remains a Participant of the Plan.
     2.3 In the event the Participant participates in a plan of a Plan Sponsor or Affiliate intended to qualify under Code Section 401(a) and containing a tax-qualified cash or deferred arrangement qualified under Code Section 401(k), the Participant shall be suspended from continued participation under this Plan under Section 3 to the extent required by such other plan as a result of a hardship withdrawal made by such Participant under such other plan, but only to the extent such suspension would not affect the irrevocability of the Participant’s outstanding deferral elections under Code Section 409A.
SECTION 3
DEFERRAL ELECTIONS
     3.1 Initial Election Deadline. Each Participant may elect to defer receipt of his or her Salary, Bonus and/or Commissions by filing with the Plan Administrator an election that conforms to the requirements of this Section 3.1, on a form provided by the Plan Administrator, by his or her Initial Election Deadline or such earlier date as may be required by the Plan Administrator. An election to defer Salary, Bonuses or Commissions by an Initial Election

Deadline shall be effective with respect to Salary and Bonuses for services to be performed after the election and to Commissions that relate to customers’ payments made after the date of election. For this purpose, a Bonus that is earned based on a specified performance period (for example an annual period) shall be deemed to be with respect to services to be performed after the date of the election as to the portion of the Bonus equal to the total amount of the Bonus for the service period multiplied by a ratio of the number of days remaining in the performance period after the election to the total number of days in the performance period. Notwithstanding the foregoing, an election to defer a Performance-based Bonus shall be given effect without the proration in the preceding sentence if the Participant performs services continuously from a date no later than the date the performance criteria are established, the election is made at least six (6) months before the end of the applicable performance period and at the date of the election the amount of the Performance-based Bonus is not readily ascertainable or substantially certain to be paid.
     3.2 Elections Other Than Elections During the Initial Election Deadline. A Participant may subsequent to his or her Initial Election Deadline elect to defer Salary, Bonus, and/or Commission for a subsequent Plan Year by filing an election, on a form provided by the Plan Administrator. Such election shall be made on or before the last day of the preceding Plan Year for which the election is to apply, or such earlier date as may be required by the Plan Administrator. An election to defer Salary, Bonuses, or Commissions for such Plan Year shall be effective with respect to Salary and Bonuses for services to be performed for the Plan Year and to Commissions that relate to customers’ payments made during such Plan Year. Notwithstanding the foregoing, an election to defer a Performance-based Bonus shall be given effect without the proration in the preceding sentence if the Participant performs services continuously from a date no later than the date the performance criteria are established, the election is made at least six (6) months before the end of the applicable performance period and at the date of the election the amount of the Performance-based Bonus is not readily ascertainable or substantially certain to be paid.
     3.3 Duration of Deferral Elections. Any deferral election(s) made under Sections 3.1 and 3.2 shall be irrevocable and shall apply only with respect to the Plan Year for which the election is made; provided, that a Participant may cancel his or her deferral election for a Plan Year due to an unforeseeable emergency pursuant to Section 6.2 or a hardship distribution pursuant to Treas. Reg. Section 1.401(k)-(d)(3) under a plan of a Plan Sponsor or Affiliate intended to qualify under Code Section 401(a) and containing a tax-qualified cash or deferred arrangement qualified under Code Section 401(k). The Plan Administrator may provide that any deferral election(s) provided as to Salary and/or Commissions are to be given continuing effect until terminated or modified by the Participant; provided, however, in that event, any such deferral election(s) shall become irrevocable as to a Plan Year as of the immediately preceding December 31st.
     3.4 General Rule. Subject to such limits and conditions as the Plan Administrator may impose, the amount of Salary, Bonus, and/or Commissions which a Participant may elect to defer is as follows:

     (i) any whole-number percentage of Salary;
     (ii) any whole-number percentage of Bonus; and/or
     (iii) any whole-number percentage of Commissions;
provided; however, that the deferral election may not relate to any payroll withholding amount, such as, but not limited to, required tax withholding or employee contributions under Code Section 401(k) or 125 or for group health plan premiums.
     3.5 Minimum Deferrals. From time to time, the Plan Administrator may impose a minimum aggregate amount that may be deferred by a Participant during a Plan Year. In that event, with respect to those Eligible Employees who become Participants in the Plan after the first day of a Plan Year, the minimum aggregate amount may be prorated as determined by the Plan Administrator in a fair and uniform manner based upon the number of months of participation in the Plan during such Plan Year. Such minimum may be satisfied by deferring Salary, Bonus and Commissions payable for services rendered for such Plan Year (even though such Bonus or Commission may not be paid until the next Plan Year). Accordingly, if no Salary is deferred for a Plan Year and the total amount of the Bonus and Commissions elected to be deferred with respect to that Plan Year is in fact less than the applicable minimum amount for that Plan Year, then no portion of the Bonus or Commissions shall be deferred.
     3.6 Effect on Other Plans. The amount of contributions made on behalf of a Participant under this Section 3 and Section 4 shall not be deemed to be earnings or compensation for the purpose of calculating the amount of a Participant’s benefits or contributions under a retirement or deferral plan of a Plan Sponsor or the basis or amount for any other benefit plan provided by a Plan Sponsor, except to the extent provided in any such plan. No amount distributed under this Plan shall be deemed to be earnings or a part of the Participant’s total compensation when determining a Participant’s benefit under any benefit plan established by a Plan Sponsor, unless otherwise provided in such plan.
SECTION 4
PLAN SPONSOR CONTRIBUTIONS
     For each Plan Year, a Plan Sponsor may, but is not required to, contribute on behalf of one or more of its Participants an amount equal to a certain percentage of the Participant’s Salary, Bonus, and/or Commissions for such Plan Year and/or a certain percentage of the deferrals under Section 3 for such Plan Year, subject to such conditions and limitations as the Plan Sponsor may prescribe, with the approval of the Plan Administrator. The determination of whether, and what percentage or amount, to so award for a Plan Year shall be determined by the Plan Sponsor and need not be uniformly applied to each Participant.
SECTION 5
CREDITING ACCOUNTS
     5.1 As soon as reasonably practicable after the date of withholding by the Plan Sponsor, Deferral Amounts previously elected by a Participant shall be credited to the Participant’s Employee Deferred Account.

     5.2 As of the last Valuation Date of each Plan Year or any earlier Valuation Dates as may be selected by the Plan Administrator, the amounts to be credited for the applicable period pursuant to Section 4 on behalf of a Participant shall be credited to the Participant’s Employer Contribution Account.
     5.3 As of the last business day of each calendar month (or such other Valuation Dates as the Plan Administrator may direct), with respect to each portion of a Participant’s Account invested in a particular Investment Fund, the Plan Administrator shall credit the Participant’s Account, to the extent invested in such Investment Fund (the “Subaccount”), with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Subaccount as of the previous crediting date by the net investment return for that Investment Fund for the period.
     5.4 A Participant shall designate the Investment Funds in which amounts credited to the Participant’s Account will be deemed to be invested for purposes of determining the rate of return to be credited to the Participant’s Account. The Investment Funds from which the Participant shall make such designation shall be selected by the Plan Administrator. The designation shall be made on a form provided to the Participant by the Plan Administrator. The Plan Administrator may from time to time eliminate or add new Investment Funds and shall communicate any eliminations or additions to Participants.
     In making the designation pursuant to this Section 5.4, the Participant may specify that all or any multiple (in whole number percentages) of his or her Account be deemed to be invested in an Investment Fund. Effective as of the last business day of any calendar quarter (or at such other date(s) as may be permitted by the Plan Administrator), a Participant may change the designation made under this Section 5.4 by filing an election, on a form provided by the Plan Administrator, by such date as may be required by the Plan Administrator. Any change of designation shall specify that all or any multiple (in whole-number percentages) of the aggregate amounts covered by the designation being changed be deemed to be invested in another Investment Fund. The Plan Administrator may adopt such further rules applicable to a Participant’s designation or change of designation of Investment Fund. Notwithstanding the foregoing, the Plan Administrator may, but is not required to, direct the Trustee to invest amounts credited to the Participant’s Account in accordance with the Investment Fund designations of the Participant. Upon prior written notice to a Participant, the Plan Administrator may revise or give no effect to a Participant’s investment selections. If no investment election has been properly or timely filed with the Plan Administrator or if the Plan Administrator, upon prior written notice to the Participant, modifies the Participant’s election, an Account shall be credited with the net income or net loss of the Investment Fund(s) selected by the Plan Administrator.

SECTION 6
VESTING
     6.1. Employee Deferred Account. Subject to Section 14.1, each Participant’s Employee Deferred Account shall be one hundred percent (100%) vested at all times.
     6.2. Employer Contribution Account. Subject to Section 14.1, each Participant’s Employer Contribution Account shall be subject to such vesting schedule as may be established by the Plan Administrator from time to time. Any portion of an Employer Contribution Account that is not vested as of the Participant’s termination of employment shall be immediately forfeited. If the Plan Administrator establishes different vesting schedules pursuant to this Subsection for any Plan Sponsor contributions, the Plan Administrator shall establish a separate subaccount for those contributions (and earnings and losses thereon) to which a different vesting schedule applies. Notwithstanding any vesting schedule as may be established by the Plan Administrator under this Section 6.2, in the event of a Participant’s death or Disability, the Participant will be treated as one hundred percent (100%) vested in his or her Employer Contribution Account notwithstanding any other provision of any such vesting schedule.
SECTION 7
DISTRIBUTIONS
     7.1 Distribution of Benefits.
     (a) Termination of Employment. In the case of a Participant who experiences a Termination of Employment other than due to death or Disability, the vested portion of his or her Account shall be paid to the Participant in one lump sum on or as soon as administratively feasible after the Payment Eligibility Date.
     (b) Death. In the case of a Participant who experiences a Termination of Employment due to death, the vested portion of his or her Account shall be paid to the Participant’s Beneficiary in one lump sum on or as soon as administratively feasible after the Payment Eligibility Date.
     (c) Disability. In the case of a Participant who experiences a Termination of Employment due to Disability, the vested portion of his or her Account shall be paid to the Participant in one lump sum on or as soon as administratively feasible after the Payment Eligibility Date.
     (d) Scheduled Distribution. On the form submitted in connection with a Participant’s Initial Election Deadline, the Participant may make an election to receive payment of the vested portion of his or her Account in a lump sum on a future payment date while still employed; provided, however, that the future payment date selected must be at least two (2) years from the date that the form is received by the Plan Administrator. A distribution pursuant to this Section 7.1(d) shall be made as soon as administratively practicable after the designated future payment date. Notwithstanding the foregoing, if a Participant experiences a Termination of Employment before the designated future payment date, the Participant’s vested Account will then be paid in a lump sum pursuant to the other applicable provisions of this Section 7.1.
A Participant may, after making an election pursuant to this Section 7.1(d) (or any subsequent election pursuant to this Subsection (d) with respect to the timing of a distribution) change his or her election, subject to the following rules:
     (i) such election may not take effect until at least twelve (12) months after the date on which it is made;
     (ii) the payment must be deferred for a period of not less than five (5) years from the date it would otherwise have been made; and
     (iii) the election must be made at least twelve (12) months prior to the designated future payment date as in effect immediately prior to the redeferral election.
     No election pursuant to this Section 7.1(d) will be permitted that accelerates a payment that would cause the Participant’s Account to be included in the gross income of the Participant prior to the taxable year containing the date(s) selected under the redeferral election as a result of the requirements under Code Section 409A.
     7.2 Distribution in General. A distribution pursuant to this Section 7 of less than the Participant’s entire vested Account shall be made pro rata from his or her Subaccounts according to the balances in such Subaccounts. A Participant’s Account shall be valued pursuant to Section 5.3 for the final time as of the Valuation Date immediately preceding the date the distribution is processed for payment pursuant to this Section 7. A Participant’s Account may be distributed in cash or in kind, as determined by the Plan Administrator.
     7.3 Inability to Locate Participant. In the event that the Plan Administrator is unable to locate a Participant or Beneficiary within two years following the Participant’s Payment Eligibility Date or other payment date, after making a reasonable effort to locate such person, the amount allocated to the Participant’s Account shall be forfeited. In the event the Participant later notifies the Plan Administrator of his whereabouts and requests the payments due to him under the Plan, the Plan Sponsor shall re-credit the Participant’s account and provide for payment of the re-credited amount to the Participant as soon as administratively feasible.
     7.4 Trust.
     (a) To provide a source for the satisfaction of obligations under the Plan, the Primary Sponsor may establish the Trust, which, if established, shall be a grantor trust.
     (b) In the event a Trust is established, the Plan Administrator shall direct the Trustee to pay for benefits of the Participant or his or her Beneficiary at the time and in the amount described in this Section 7. In the event the amounts held under the Trust which are attributable to a particular Plan Sponsor’s contributions are not sufficient to provide the full amount payable to the Participant(s) and/or Beneficiary(ies) of such Plan

Sponsor, that Plan Sponsor shall pay for the remainder of such amount at the time set forth in Section 7. No other Plan Sponsor or Affiliate shall be responsible for the benefit obligations of a Plan Sponsor. Notwithstanding the foregoing, payments from the Trust shall be subject to the governing provisions of the agreement establishing the Trust.
SECTION 8
ADMINISTRATION OF THE PLAN
     8.1 Operation of the Plan Administrator. The Countrywide Financial Corporation Administrative Committee for Employee Benefit Plans shall be the Plan Administrator, unless it appoints another Plan Administrator. If an organization is appointed to serve as the Plan Administrator, then the Plan Administrator may designate in writing a person who may act on behalf of the Plan Administrator. The Primary Sponsor shall have the right to remove the Plan Administrator at any time by notice in writing. The Plan Administrator may resign at any time by written notice or resignation to the Primary Sponsor. Upon removal or resignation, or in the event of the dissolution of the Plan Administrator, the Primary Sponsor may appoint a successor or succeed to the position itself.
     8.2 Duties of the Plan Administrator.
     (a) The Plan Administrator shall perform any act which the Plan authorizes or requires of the Plan Administrator by action taken in compliance with the Plan and may designate in writing other persons to carry out its duties under the Plan. The Plan Administrator may employ persons to render advice with regard to any of the Plan Administrator’s duties.
     (b) The Plan Administrator shall from time to time establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. All elections and designations under the Plan by a Participant or Beneficiary shall be made on forms prescribed by the Plan Administrator. The Plan Administrator shall have discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits and it shall not act so as to discriminate in favor of any person. All determinations of the Plan Administrator shall be conclusive and binding on all Participants and Beneficiaries, subject to the provisions of the Plan and subject to applicable law.
     (c) The Plan Administrator shall furnish Participants and Beneficiaries with all disclosures now or hereafter required by ERISA. The Plan Administrator shall file, as required, the various reports and disclosures concerning the Plan and its operations as required by ERISA and by the Code, and shall be solely responsible for establishing and maintaining all records of the Plan. The Plan Administrator shall provide to each Participant, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits then accrued by the Participant under the Plan.

     (d) The statement of specific duties for a Plan Administrator in this Section is not in derogation of any other duties which a Plan Administrator has under the provisions of the Plan or under applicable law.
     (e) Each Plan Sponsor shall indemnify and hold harmless each person constituting the Plan Administrator from and against any and all claims and expenses (including, without limitation, attorney’s fees and related costs) arising in connection with the performance by the person of his duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person acting.
     8.3 Action by the Primary Sponsor or a Plan Sponsor. Any action to be taken by the Primary Sponsor or a Plan Sponsor shall be taken by resolution or written direction duly adopted by its board of directors or appropriate governing body, as the case may be; provided, however, that by such resolution or written direction, the board of directors or appropriate governing body, as the case may be, may delegate to any officer or other appropriate person of a Plan Sponsor the authority to take any such actions as may be specified in such resolution or written direction, to the extent not otherwise inconsistent with the provisions of the Plan.
SECTION 9
CLAIM REVIEW PROCEDURE
     9.1 Notice of Denial. If a Participant or a Beneficiary is denied a claim for benefits under the Plan, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days (forty-five (45) days with respect to a denial of any claim for benefits due to the Participant’s Disability) after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day or 45-day period, as applicable. In no event shall the extension exceed a period of ninety (90) days (thirty (30) days with respect to a claim for benefits due to the Participant’s Disability) from the end of such initial period. With respect to a claim for benefits due to the Participants Disability, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.
     9.2 Contents of Notice of Denial. If a Participant or Beneficiary is denied a claim for benefits under a Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

     (a) the specific reasons for the denial;
     (b) specific references to the pertinent provisions of the Plan on which the denial is based;
     (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
     (d) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review;
     (e) in the case of a claim for benefits due to the Participant’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and
     (f) in the case of a claim for benefits due to the Participant’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.
     9.3 Right to Review. After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to:
     (a) request a full and fair review of the denial of the claim by written application to the Plan Administrator (or Appeals Fiduciary in the case of a claim for benefits due to the Participant’s Disability);
     (b) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;
     (c) submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator or Appeals Fiduciary, as applicable; and
     (d) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

     9.4 Application for Review.
     (a) If a claimant wishes a review of the decision denying his or her claim to benefits under the Plan, other than a claim described in Subsection (b) of this Section 9.4, he or she must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.
     (b) If the claimant wishes a review of the decision denying his claim to benefits under the Plan due to a Participant’s Disability, he must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), the Appeals Fiduciary shall:
     (i) consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and
     (ii) identify the medical and vocational experts whose advice was obtained on behalf of the Plan in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.
     Notwithstanding the foregoing, the health care professional consulted pursuant to this Subsection (b) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.
     9.5 Hearing. Upon receiving a written application for review, pursuant to Section 9.4, the Plan Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator or Appeals Fiduciary received such written application for review.
     9.6 Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing by him or her, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his or her representative, if any, may request that the hearing be rescheduled, for his or her convenience, on another reasonable date or at another reasonable time or place.
     9.7 Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.
     9.8 Decision on Review. No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to the Participant’s Disability) following the receipt of the written application for review, the Plan Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Plan Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to the Participant’s Disability) after the date of receipt of the written application for review. If the Plan Administrator or Appeals Fiduciary determines that the extension of time is required, the Plan Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to the Participant’s Disability) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include:
     (a) the specific reasons for the decision;
     (b) specific references to the pertinent provisions of the Plan on which the decision is based;
     (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;
     (d) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review;
     (e) in the case of a claim for benefits due to the Participant’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;
     (f) in the case of a claim for benefits due to a Participant’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and
     (g) in the case of a claim for benefits due to the Participant’s Disability, a statement regarding the availability of other voluntary alternative dispute resolution options.
     9.9 Appeals Fiduciary. For purposes of this Section 9, the Appeals Fiduciary means an individual or group of individuals appointed to review appeals of claims for benefits payable due to the Participant’s Disability. The Plan Administrator shall appoint the Appeals Fiduciary. The Appeals Fiduciary shall be required to review claims for benefits payable due to the Participant’s Disability that are initially denied by the Plan Administrator and for which the claimant requests a full and fair review pursuant to this Section 9. The Appeals Fiduciary may not be the individual who made the initial adverse determination with respect to any claim he reviews and may not be a subordinate of any individual who made the initial adverse determination. The Appeals Fiduciary may be removed in the same manner in which appointed or may resign at any time by written notice of resignation to the Plan Sponsor. Upon such removal or resignation, the Plan Sponsor shall appoint a successor.
SECTION 10
LIMITATION OF ASSIGNMENT, PAYMENTS TO LEGALLY
INCOMPETENT DISTRIBUTEE AND UNCLAIMED PAYMENTS
     10.1 No benefit which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for, or against, such person, and the same shall not be recognized under the Plan, except to such extent as may be required by law.
     10.2 If any person who shall be entitled to any benefit under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefit under the Plan, then the payment of any such benefit in the event a Participant or Beneficiary is entitled to payment shall, in the discretion of the Plan Administrator, cease and terminate and in that event the Plan Administrator shall hold or apply the same for the benefit of such person, his spouse, children, other dependents or any of them in such manner and in such proportion as the Plan Administrator shall determine.
     10.3 Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined to be incompetent by qualified medical advice, the Plan Administrator need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of such minor or incompetent, or to cause the same to be paid to such minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of such minor or incompetent if one has been appointed or to cause the same to be used for the benefit of such minor or incompetent.

SECTION 11
LIMITATION OF RIGHTS
     Membership in the Plan shall not give any Employee any right or claim except to the extent that such right is specifically fixed under the terms of the Plan. The adoption of the Plan by any Plan Sponsor shall not be construed to give any Employee a right to be continued in the employ of a Plan Sponsor or as interfering with the right of a Plan Sponsor to terminate the employment of any Employee at any time.
SECTION 12
AMENDMENT TO OR TERMINATION OF THE PLAN
     12.1 Amendment and Termination by Primary Sponsor. The Primary Sponsor or any successor thereto reserves the right by action of the Board of Directors or its delegatee at any time to modify or amend or terminate the Plan. No such modifications or amendments shall have the effect of retroactively changing or depriving Participants or Beneficiaries of benefits already accrued under the Plan; provided, however, that the Primary Sponsor reserves the right to amend the Plan in any respect to comply with the provisions of Code Section 409A so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein. Notwithstanding anything contained in the Plan to the contrary, upon termination of the Plan, each Participant’s Account shall be paid in due course in accordance with Section 6, unless the Primary Sponsor elects to have all Accounts paid in a lump sum as soon as practicable after the Plan’s termination but only if the Primary Sponsor determines that such payment of Accounts will not constitute an impermissible acceleration of payments under one of the exceptions provided in Proposed Treasury Regulations Section 1.409A-3(h)(2)(viii), or any successor guidance. No Plan Sponsor other than the Primary Sponsor shall have the right to so modify, amend or terminate the Plan.
     12.2 Termination by a Plan Sponsor. Each Plan Sponsor other than the Primary Sponsor shall have the right to terminate its participation in the Plan by resolution of its board of directors or other appropriate governing body and notice in writing to the Primary Sponsor. Any termination by a Plan Sponsor shall not be a termination as to any other Plan Sponsor. Any such termination shall not trigger payment of any affected Participant’s Account unless the Primary Sponsor affirmatively determines otherwise by action of its Board of Directors in accordance with the requirements of Section 12.1.
     12.3 Termination by Primary Sponsor. If the Plan is terminated by the Primary Sponsor it shall terminate as to all Plan Sponsors.

SECTION 13
ADOPTION OF PLAN BY AFFILIATES
     Any Affiliate, if the Affiliate is authorized to do so by written direction adopted by the Board of Directors, may adopt the Plan by action of the board of directors or other appropriate governing body of the Affiliate. Any adoption shall be evidenced by certified copies of the resolutions of the foregoing board of directors or governing body indicating the adoption by the adopting Affiliate. The resolution shall state and define the Effective Date of the adoption of the Plan by the Plan Sponsor.
SECTION 14
MISCELLANEOUS
     14.1 Unfunded Obligations. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of any Plan Sponsor or, if established, the Trust. Any and all of the assets of each Plan Sponsor and any Trust assets which are attributable to amounts paid into the Trust by the Plan Sponsors shall be, and remain, the general unpledged, unrestricted assets of the respective Plan Sponsor, which shall be subject to the claims of that Plan Sponsor’s general creditors. Each Plan Sponsor’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Plan Sponsor to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Plan Sponsors that the Plan and, if established, the Trust be unfunded for purposes of the Code and for purposes of Title I of ERISA. Nothing contained in this Plan shall constitute a guaranty by a Plan Sponsor or any other entity that the assets of the Plan Sponsor will be sufficient to pay any benefit hereunder.
     14.2 Tax Withholding. There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant or Beneficiary all taxes which are required to be withheld by a Plan Sponsor in respect to such payment. Each Plan Sponsor shall have the right to reduce any payment (or compensation), and the Plan Administrator shall have the right to direct reduction of any payment, by the amount of cash sufficient to provide the amount of said taxes.
     14.3 Notice of Address. Each individual entitled to a benefit under the Plan must file with the Primary Sponsor, in writing, his or her post office address and each change of post office address which occurs between the date of his or her Termination of Employment and the date he or she ceases to be a Participant. Any communication, statement or notice addressed to such individual at his or her latest reported office address will be binding upon him or her for all purposes of the Plan and neither the Plan Administrator nor any Plan Sponsor shall be obliged to search for or ascertain his or her whereabouts.
     14.4. Notices. Any notice required or permitted to be given hereunder to a Participant or Beneficiary will be properly given if delivered or mailed, postage prepaid, to the Participant or Beneficiary at his or her last post office address as shown on the Primary Sponsor’s records. Any notice to the Plan Administrator or the Primary Sponsor shall be properly given or filed upon receipt by the Plan Administrator or the Primary Sponsor at such address as may be specified from time to time by the Plan Administrator.
     14.5 Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims arising under, or with respect to, the Plan against the Plan Administrator and each Plan Sponsor. The Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
     14.6 Designation of Beneficiary. Each Participant shall file with the Plan Sponsor a notice in writing, in a form acceptable to the Plan Sponsor, designating one or more Beneficiaries to whom payments becoming due by reason of or after his or her death shall be made. Participants shall have the right to change the Beneficiary or Beneficiaries so designated from time to time; provided, however, that no such change shall become effective until received in writing and acknowledged by the Plan Sponsor and no such change may be given effect if not received prior to the date a distribution pursuant to Section 6 has been processed for payment (or, if applicable, the commencement of payment).
     14.7 Governing Law. To the extent not preempted by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Delaware.
The next page is the signature page

     IN WITNESS WHEREOF, the Primary Sponsor has caused this indenture to be executed as of the date first above written.

COUNTRYWIDE FINANCIAL CORPORATION

By:	/s/ Marshall M. Gates

Marshall M. Gates
Senior Managing Director and
Chief Administrative Officer
Attest     /s/ Gerard A. Healy
Gerard A. Healy
Senior Vice President/Asst. General Counsel